Exhibit 99.1

[PRESS RELEASE]

Comstock Homebuilding Companies, Inc. Reports 98% Growth in New Order Revenue For Second Quarter 2005
Thursday July 7, 4:00 pm ET

Company Says Its New Orders for the Six Months Ended June 30, 2005 Keep It on Track to Achieve Record Breaking New Order Revenue in 2005

RESTON, Va., July 7 /PRNewswire-FirstCall/ — Comstock Homebuilding Companies, Inc. (Nasdaq: CHCI - News), said today that the continued strength of its core market of the Greater Washington, DC area combined with its aggressive growth efforts since its IPO in December 2004 have resulted in a more than doubling of new orders in the second quarter of 2005 as compared to the same quarter of 2004. Backlog revenue at June 30, 2005, reached $268.6 million versus $60.4 million on the same date last year.

“These results are leading indicators that suggest to us we are solidly on track to achieve our new order revenue goals for the full year 2005,” said Chairman and CEO Christopher Clemente. “We believe that our inventory and business model are well aligned with the demand trends in our core market.”

The Company indicated that the quarter reflected growth in each category reported as follows:

	For the three months ended June 30,
(numbers in 000s except units)	2004	2005	% Change
New Orders	71	144	102.8%
New Order Revenue	26,063	51,585	97.9%
Settlements	88	123	39.8%
Backlog	60,433	268,624	344.5%

	For the six months ended June 30,
(numbers in 000s except units)	2004	2005	% Change
New Orders	203	400	97.0%
New Order Revenue	73,160	159,841	118.5%
Settlements	134	201	50.0%
Backlog	60,433	268,624	344.5%

Average new order price	360.4	399.6	10.9%

In addition, the Company reported the following project-specific information:

•                       In April 2005 the Company opened for sales at its Penderbrook condominium conversion project in Fairfax, Virginia. During the first 30 days the Company sold exclusively to existing tenants. After that the Company opened for sales to the general public. During the second quarter the Company reported 86 new orders valued at approximately $21.5 million. As of June 30, 2005 the Company had settled 74 units;

•                       100% of released units have been sold at the Company’s Eclipse at Potomac Yard project. At June 30, 2005, backlog at the Company’s Eclipse on Potomac Yard project was approximately $146.2 million. Remaining units are scheduled to be released later this year. Deliveries are currently scheduled to begin in the second half of 2006;

•                       Renovations at the Company’s Villas at Countryside condominiums are on schedule and sales will open in July to the existing tenants and in August to the general public. Deliveries are expected to begin in September of 2005.

“Our success with both the opening of Penderbrook and the closing of our follow-on offering made this a very exciting quarter at Comstock,” continued Christopher Clemente. “We believe that the overwhelming success of our follow- on offering supports our business model of demographic diversification through an extensive product mix including both high-rise and mid-rise condominiums as well as in-fill redevelopment projects and condominium conversions. Our average new order price for the first half of the year was $399,600 which is consistent with our goal of providing affordable upscale product to the first time and early move-up buyers in our markets. I believe that these preliminary results for the first half of the year establish a significant foundation for the growth we are projecting for 2005 and beyond.”

About Comstock Homebuilding Companies, Inc. Comstock is a production homebuilder that develops, builds, and markets single-family homes, townhouses, and condominiums. The Company currently operates in the Washington, D.C. and Raleigh, North Carolina markets where it targets a diverse range of buyers, including first-time, early move-up, secondary move- up, empty nester move-down and active adult home buyers. For more information on Comstock, please visit http://www.comstockhomebuilding.com.

The Company will report full operating results for the six months ended June 30, 2005 after close of market on August 1, 2005.

This press release includes “forward-looking statements” within the meaning of the federal securities laws, which involve uncertainties and risks. These include statements regarding events or developments that the Company expects or anticipates will occur in the future, such as statements about the Company’s strategies to improve operating performance. Please refer to the Company’s prospectus and its other filings with the Securities and Exchange Commission for a complete discussion of these and other important factors that could cause results to differ materially from those projected by these forward-looking statements.